EXHIBIT 99.1
SILENORTM Phase 3 Results Conference
November 20, 2006, 9:00 a.m. ET

Operator	Good morning, ladies and gentlemen, and welcome to the Somaxon Pharmaceuticals SILENORTM Phase 3 results conference call. At this time, all participants are in listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded Monday, November 20, 2006.

I would now like to turn the conference over to Rob Whetstone, Investor Relations. Please go ahead, sir.

R. Whetstone	Thank you. Good morning, everyone, and thank you for joining us today to discuss the results of Somaxon’s third positive Phase 3 clinical trial of SILENORTM for the treatment of patients with insomnia.

On the call today are Ken Cohen, Somaxon’s President and Chief Executive Officer; Dr. Phil Jochelson, Senior Vice President and Chief Medical Officer; and Meg McGilley, the company’s Vice President and Chief Financial Officer.

First, some housekeeping issues before we start. Earlier this morning Somaxon issued a news release concerning the Phase 3 clinical trial results. If you have not received this news release, if you would like to be added to Somaxon’s fax and email lists to receive company information or if you would like to change your contact information, please contact Angie Chen at PondelWilkinson at 310-279-5972. In addition, be advised that this conference call is being broadcast live on the internet at www.somaxon.com as well as opencompanyinfo.com.

A playback of this call will be available and may be accessed on the internet at both websites. Please note that certain of the information discussed on the call today is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call Somaxon management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. These forward-looking statements are qualified by the cautionary statements contained in today’s press release, Somaxon’s other press releases and Somaxon’s SEC filings, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.

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The content of this conference call contains time sensitive information that is accurate only as of the date of this live broadcast, November 20, 2006. Somaxon undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

With that said, it’s my pleasure to turn the call over to Somaxon’s President and CEO, Ken Cohen. Ken?

K. Cohen	Thanks, Rob. Good morning, everybody. We appreciate your joining us today on short notice to discuss positive results, our third set of positive results from a Phase 3 clinical trial of SILENORTM for the treatment of patients with insomnia.

We are very pleased with the results of this trial. As with each of our previous four randomized, placebo-controlled clinical trials, in this clinical trial SILENORTM demonstrated a statistically significant improvement compared to placebo for the primary endpoint, Subjective Total Sleep Time, or sTST.

These clinical trial results confirm what we observed in earlier clinical trials and are important for several reasons. First, we’ve now demonstrated positive results for SILENORTM in the treatment of insomnia in both adult and elderly patients. In addition, while our earlier clinical trials demonstrated improvement in secondary endpoints that patients reported subjectively, this is the first clinical trial of SILENORTM that we’ve conducted with a subjective sleep measure as the primary endpoint. We believe that subjective data is important because it provides a measure of how well patients feel the product is addressing their insomnia symptoms in their everyday lives, outside of the sleep laboratory.

This clinical trial evaluated 6mg of SILENORTM, which is our very low dose oral tablet formulation of doxepin hydrochloride, in elderly patients with sleep maintenance insomnia. We believe this was a very successful Phase 3 clinical trial that will help support our planned NDA filing for SILENORTM next year.

At this point I’d like to turn the call over to Dr. Phil Jochelson, our Chief Medical Officer, to review the results. Phil?

Dr. Jochelson	Thanks, Ken, and good morning, everyone. This was a Phase 3 clinical trial that was a randomized, double-blind, placebo-controlled, multicenter, parallel group study that involved 255 elderly male and female patients with primary sleep maintenance insomnia.

Patients were randomized to one of two groups in a balanced fashion either to 6mg of SILENORTM or placebo. Safety and efficacy were evaluated over a four week double-blind treatment period. The primary endpoint of the study was subjective Total Sleep Time, or sTST, which is a subjective measure of sleep maintenance.

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Subjective Total Sleep Time is the patient’s assessment of the total number of minutes he or she was asleep during the night. Secondary efficacy endpoints included subjective Latency to Sleep Onset and subjective Wake After Sleep Onset, which is also an assessment of sleep maintenance, and Sleep Quality, as well as a number of other assessments of sleep.

In this Phase 3 study, SILENORTM demonstrated statistically significant improvement compared to placebo in the primary endpoint of subjective Total Sleep Time as measured at week one. These effects remained statistically significant at all timepoints throughout the four week treatment period.

With respect to the secondary endpoints, SILENORTM achieved statistically significant results to placebo in subjective Wake After Sleep Onset, or sWASO, with a p value less than 0.0001, as well as Sleep Quality with a p value of less than 0.0001, which was measured at week 1. Each of these effects was maintained at the four week timepoint and remained statistically significant.

SILENORTM also demonstrated improvements relative to baseline in Latency to Sleep Onset, or LSO. This effect was sustained throughout the four week treatment period, but statistical significance relative to placebo was not demonstrated.

SILENORTM was well tolerated in the study. The drop out rate was low, and the adverse events were generally comparable to placebo. We also did not observe any amnesia, memory impairment or weight gain.

To date we have now reported from 5 randomized placebo controlled clinical studies with SILENORTM. Through this process we have had the opportunity to evaluate adult and elderly patients with chronic insomnia and adults with transient insomnia and have observed improvement in a variety of objective and subjective measures of sleep in a consistent and reproducible fashion.

With that review I’d like to turn the call back over to Ken.

K. Cohen	Thanks, Phil. We’re very excited about these results. We believe that alongside the positive results from our first two Phase 3 clinical trials as well as our two well-controlled Phase 2 trials, we’re building evidence of an attractive product profile for SILENORTM in the treatment of patients with insomnia, if approved by the FDA.

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Recall that our first Phase 3 clinical trial evaluated SILENORTM in the treatment of adults with chronic insomnia. We reported results of that clinical trial in April of ‘06. SILENORTM demonstrated positive results on its primary endpoint of WASO as well as a range of secondary endpoints, including Latency to Persistent Sleep, or LPS, at both the 3 and 6mg doses.

Our second Phase 3 clinical trial evaluated SILENORTM in healthy adults experiencing transient insomnia in a sleep laboratory setting. We reported those results last month, and in that trial SILENORTM demonstrated positive results on its primary endpoint of Latency to Persistent Sleep, or LPS, as well as a range of secondary endpoints, including WASO, Total Sleep Time objectively and subjective Latency to Sleep Onset, and that was at the 6mg dose.

We have one remaining Phase 3 clinical trial. That is a 3 month trial in approximately 250 elderly patients. That includes periodic sleep laboratory assessments. The dosages in that study are 1mg, 3mg versus placebo and the primary endpoint is WASO. That trial has completed its enrollment, and we will report the results in December. That’s just next month.

So in summary, our Phase 3 clinical program is evaluating multiple doses of SILENORTM in adults and the elderly in both transient and chronic insomnia utilizing both objective and subjective endpoints. We believe this program, if successful, will support an NDA filing in the third quarter of 2007, assuming our remaining clinical trial and our preclinical studies are successful and proceed as currently scheduled.

The timing also assumes that our initial NDA submission will include all of the data from the company’s completed genotoxicity and ongoing reproductive toxicology studies that the FDA had requested, but that the FDA will allow us to submit data from the requested carcinogenicity studies at a later date. The summary of the basis for all these assumptions is included in the press release and our other filings.

We believe that our SILENORTM clinical program has resulted in significant interest in this product, and this has enabled us to enter into discussions with a range of companies regarding a strategic collaboration for the commercialization of SILENORTM. We plan to continue these discussions as we complete our Phase 3 data package with the remaining clinical results to come later this year. We think the optimal time to enter into a strategic relationship would be after we have all of our Phase 3 clinical trial data.

With that and with the available time, we’d be happy to open things up for questions. Operator?

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the 1 on your pushbutton phone. If you’d like to decline from the polling

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process, press the star followed by the 2. You will hear a three-toned prompt acknowledging your selection, and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question.

Our first question comes from Corey Davis . . . my apologies, Corey’s line has disconnected. Our first question comes from Donald Ellis with Thomas Weisel Partners. Please go ahead.

D. Ellis	Good morning, I just have a couple of questions. The first one, have you had any recent dialogue with the FDA that makes you more or less optimistic that they will allow you to file the carcinogenicity data with the NDA filing?

K. Cohen	The question was about the carcinogenicity data and whether there’s been any dialogue with the FDA. We know that they have received the submission of our genotox package and our request that the carcinogenicity be agreed as a later commitment, but we have not gotten an answer to that. We’re hopeful that it won’t be a real long time but there’s no way to know when it’s coming.

D. Ellis	I haven’t reviewed the other insomnia products’ drug filings. Has anyone else done such extensive Phase 3 data work doing four separate trials as you guys have?

Dr. Jochelson	Sure, yes, Philip Jochelson here. Yes, that’s a really good question. Certainly there’s several other companies who have fairly extensive Phase 3 programs. For example, I think Sepracor did several Phase 3 studies and certainly ramelteon did several Phase 3 studies as well as part of the NDA application.

D. Ellis	OK. This is the last question. In the previous positive Phase 3 results you provided some of the absolute numbers in minutes. Do you have that available now or is it something you can provide later?

Dr. Jochelson	Sure. What were you interested in, specifically? We’d be happy to provide some numbers to put it into context.

D. Ellis	Well, I guess mainly the primary endpoints.

Dr. Jochelson	Sure, on the primary endpoint I’d be happy to. As you know it was subjective Total Sleep Time at week one. We obviously did measure it at several timepoints thereafter. And so, I think it’s important in this particular study being a subjective study, not as being a precise measurement as you get in a PSG study. Patients tend to round up or round down on the assessments, and therefore it’s appropriate in this type of study to also look at their changes relatively to their baseline.

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And if you look at the sTST at the week 1 assessment, for example, the patients in the placebo group are getting just over 20 minutes of improvement from their baseline, whereas the patients in the 6mg SILENORTM group are getting just over 50 minutes improvement from their baseline. So you can see there’s quite a difference there, and this was a highly statistically significant effect. The effect that was observed in the 6mg SILENORTM group was sustained at the four week timepoint and actually had a similar, actually slightly greater number of minutes increase from the baseline.

D. Ellis	That’s good news. Thank you very much and congratulations.

K. Cohen	Thanks, Don.

Operator	Our next question comes from Jami Rubin with Morgan Stanley. Please go ahead.

M. Rockefeller	Hi, it’s Mike Rockefeller. Congrats, guys, on the study.

K. Cohen	Thanks, Mike.

M. Rockefeller	So, as we look across all of the clinical data including the results of this study, what do you think the chances are that you’re going to get both onset and maintenance in the label?

K. Cohen	I know Phil has something to say about that but maybe I can start. Remember the label claim we’re shooting for is a claim for the treatment of insomnia. And we believe now that with three successful Phase 3 trials, as well as two supportive successful Phase 2 trials, that it’s pretty clearly being established here that this drug is successful in treating insomnia, and sleep onset and sleep maintenance are obviously aspects of that claim in clinical trial discussion.

Sleep maintenance I think we certainly have a lot of confidence, in that we’ve never really missed a sleep maintenance endpoint. We’ve pretty consistently achieved that. Sleep onset in our prior two clinical trials, we did achieve that when it was objectively measured. We also on some timepoints have achieved that subjectively. We saw it in Phase 2 as well in the elderly at this 6mg dose, we achieved subjective sleep onset. This trial the patients improved on their perception of sleep onset but we did not see the difference from placebo.

We have one more trial to go. I think we’ve always been conservative in staying away from predicting what the FDA is going to do. We certainly have seen evidence of sleep onset in at least two well controlled clinical

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trials. Whether, you know, that’s enough ... the agency is going to look at everything in the context of all of the studies, all of the data, all of the claims.

We’ve got a lot of confidence that on the real bottom line here, both objectively and now with this study subjectively, when the patients wake up in the morning there is evidence that they slept more, that their sleep quality was better and the patients perceive it as such. And we think all of that at the end of the day is much more important than whether a patient falls asleep 4 minutes faster or 6 minutes slower or whatever any one study on one endpoint happens to show.

Patients consistently tell us what they want is a good night’s sleep, and in this study when they woke up in the morning they said that’s what they think they got, and it was better than placebo on the primary endpoint and many other measures.

Dr. Jochelson	I don’t think I have anything to add. I think you’ve covered it, Ken.

M. Rockefeller	OK, and just, you know, just to follow up on that. Why did you choose to do a subjective Latency to Sleep Onset endpoint rather than, you know, a subjective LPS endpoint? How does the FDA view one versus the other?

Dr. Jochelson	Just to clarify. LPS can only be measured in a sleep laboratory setting, whereas this was a purely outpatient study so we only have the ability here to assess Latency to Sleep Onset. But I do think ... there was an earlier question about four studies and do you need four studies. And I think it is important that we understand that we’re trying to show efficacy in a variety of different patient populations in different settings, because that reflects the efficacy of the drug in its broadest sense, and that really was the purpose of choosing the subjective outpatient study for one of our studies.

M. Rockefeller	Great. Thank you very much.

Operator	Our next question comes from Adam Greene with JP Morgan. Please go ahead.

E. Kim	Hi, it’s Edmund Kim for Adam Greene. Congratulations on the positive results. I just had a couple questions. I wanted to get a clarification. The results for the objective WASO and sleep quality, you said the effects were maintained. Did you also say in your commentary that they were statistically significant?

And secondly, since you’re providing improvement versus baseline results, do you mind doing so for those secondary endpoints as well?

And thirdly, how clinically relevant was the subjective LSO results?

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Dr. Jochelson	OK. I think the first question related to the subjective Wake After Sleep Onset. Just to confirm, it was statistically significant at every timepoint, including week one and week four, which was the final timepoint.

Regarding changes from baseline, if you look at subjective Wake After Sleep Onset, for example, if we were to look at the first timepoint, week one, you see in the 6mg group almost a 40 minute improvement from baseline, versus about 15 minutes improvement for the placebo group. So you can actually see quite a big separation between those two in terms of the improvements from baseline.

For the LSO at week one, we’re seeing about 20 minutes improvement for the drug treated group versus about 9 minutes for the placebo treated group at the week one. But those differences, even though numerically superior, were not statistically significant.

E. Kim	Great. Thank you.

Operator	Our next question comes from Brant Jaouen with RBC Capital Markets. Please go ahead.

B. Jaouen	Thanks. Congratulations on the good results, guys. Can you give us the sWASO at week four, just so we have kind of a basis for seeing how that worked over the study period?

Dr. Jochelson	Sure. The sWASO for week four was a 50 minute improvement from the baseline value for the SILENORTM 6mg group versus about 32 minutes, or 33 minutes actually, for the placebo group.

B. Jaouen	Can you repeat the 6mg again? I’m sorry.

Dr. Jochelson	It was 5-0, 50 minutes. So you’re still getting a nice, about, almost 20 minute . . . about 18 minute delta between those two groups.

K. Cohen	Sometime next week we’ll have gotten this to Powerpoint slides to support further communication. It’ll be sometime next week that you get to see some of this filed graphically on our website.

B. Jaouen	Okay, that’s great. Can I ask two more questions? First, can you go over the dosing? Was this taken every day or just as needed?

Dr. Jochelson	The design of the study asked patients to take this every night. It was not a PRN use, it was a nightly use study. Patients actually did follow instructions pretty well and I think compliance was in the 90 plus range. So most patients were taking it 7 days a week or 7 nights a week.

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B. Jaouen	OK. And did you guys see more anticholinergic side effects in this trial as opposed to the adult population? Can you kind of talk about the ... I know that the elderly are possibly more sensitive to especially possibly the 6mg dose. Can you talk about the side effects there in terms of the adult population as well?

Dr. Jochelson	Sure, well first of all, I think the overall incidence of adverse events was very comparable in terms of overall incidence relative to placebo. And the only set of adverse events that were greater than 2% and higher than those observed in placebo was sedation and somnolence. In terms of ... so that was the only one that would sort of meet that threshold that we often use, of greater than 2% and higher than placebo.

In terms of potentially anticholinergic events, we did see I believe a 2% incidence of dry mouth in the SILENORTM 6mg group with about 1% incidence in the placebo. So that’s . . . but there were no other real anticholinergic effects observed. Actually there was one, I think, a dry eye that was reported in the drug treated group as well, but really a low incidence and we haven’t observed any of these in our previous clinical studies and it’s always questionable actually whether these are due to drug or not. A lot of people wake up with a dry mouth in the morning, but we think these are still relatively low.

K. Cohen	As Phil said, SILENORTM was well tolerated in this trial. It was largely comparable to placebo in AEs, but this is a hint with a little more somnolence and the first couple of cases of dry mouth or vision change that we’ve seen that maybe 6mg is indeed the high end of where we want to be.

Many of you have asked over the last year about the 10mg generic doxepin. We’ve always believed and we know anecdotally from the marketplace that as you raise the dose of doxepin, you lose the specificity on H1, we believe,and you see a lot more side effects at the higher dosages and that perhaps is why the generic drug has never been widely used off-label for insomnia.

What we’ve seen in this 1 through 6 range is a considerably cleaner profile, but we have now between this and our prior study, you know, begun to see hints that 6mg is probably as high as you want to go to keep that nice, clean SILENORTM profile rather than the higher dose generic doxepin profile.

B. Jaouen	Very helpful. Thanks, guys.

Operator	Our next question comes from Corey Davis with Natexis Bleichroeder. Please go ahead.

C. Davis	Thanks. This is a quick question about the quality of life measures. Did you include that in this trial or the 3 month trial, things like do patients actually feel better and are they taking fewer naps and stuff like that?

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K. Cohen	We don’t have a very good connection. I believe the question was whether we did any quality of life measures, did the patients feel better overall.

Dr. Jochelson	Right. We didn’t formally assess quality of life, but we did assess things like improvement in the Insomnia Severity Index. We do get Clinical Global Impressions as assessed by the patient and parameters such as that. While we haven’t shared the results in the press release, I can say that we do have some effects that were statistically significant for some of these parameters at some of the timepoints in favor of the treatment group.

But we’ve never really used that data for the purposes of claims or regulatory submissions. But certainly it helps us understand that patients are feeling overall their sleep has improved, its helping them sleep longer and shortens the time it takes them to fall asleep in a more qualitative fashion, and perhaps clinically relevant fashion.

K. Cohen	The other thing that we’ve been very encouraged by in all of our studies including this one. For a one month trial, the drop out rate was quite low, with a single digit percentage of drop outs in the drug group. And it’s always hard to keep the drop outs down. People give up for a lot of reasons, not necessarily quality of life but the willingness to stick with it through the month we think is an encouraging sign. You’d obviously rather have a low drop out rate than a high one.

C. Davis	OK. Great. Thanks very much.

Operator	Our next question comes from Deb Knobelman with Piper Jaffray. Please go ahead.

D. Knobelman	Morning, guys. Just a follow up question on the dosing that you were talking about. So this is 6mg in elderly. The next, your remaining trials are 1 and 3mg in the elderly, do you expect to pursue all 3 dosage strengths for elderly or are you going to focus on the lower doses?

And when you were talking about 6mg being the highest, you are still anticipating going forward with incorporating the 6mg in your package, correct?

Dr. Jochelson	Well, let me clarify. As you know, we still have one study to come which is the 1 and 3mg in the elderly, which is our three month study. And I think it’s premature for us to make any dosing recommendations until we’ve seen all of our data on both the efficacy and the safety side and then we’ll provide, you know, our dosing recommendations thereafter.

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So I’d like to reserve comment on that until we’ve had a chance to look at all the data. But right now of course we are evaluating all three doses between our Phase 2 and our Phase 3 program, between both the adults and the elderly.

D. Knobelman	Okay, so it is possible that the 6mg is not included or is it just a question of how you decide to recommend who receives what dose?

Dr. Jochelson	Well, you know, I think anything’s possible at this point in time. It’s going to be a data driven decision which it should be. I do think in the area of CNS and sleep, the general tendency is to start with a lower dose and move patients up as needed. And I don’t know whether we’ll have any different type of dosing strategy, but generally speaking, most people would do that whether you recommend it or even as a clinician you would usually start low and dose upwards.

K. Cohen	Certainly we expect to include all of our studies in the package which means we’re going to have these data at 6mg in elderly outpatients. We’ll also have 6mg in the transient study that we did. But having something in the package versus what’s recommended as the usual starting dose for most patients, you know, as you well know most of these things have an approved range but a recommendation is to start somewhere at the low end or the middle of the range and only increase as required. But we would expect it all to be in the package.

D. Knobelman	Okay great. Thanks.

Operator	Ladies and gentlemen, if you have any additional questions, please press the star followed by the 1. As a reminder, if you are using a speakerphone, you will need to lift the handset before pressing the numbers. Our next question comes from Matt Duffy with BDR Research. Please go ahead.

M. Duffy	Good morning, and thanks for taking my question. I wonder if you could just show us in there, I think there was one spot on the Total Sleep Time primary endpoint that we could still use potentially. The placebo change from baseline at week four. I think you said it was over 30 minutes with 6mg, but what was placebo?

Dr. Jochelson	The change from baseline for the 6mg group was 63 minutes actually.

M. Duffy	OK, 63. OK, thanks. And what was placebo?

Dr. Jochelson	It was just over 40, it was 43.

M. Duffy	Great. And then have you done ... did you in this trial take a look at any next day effect measures like DSST or next day wakefulness or anything like that?

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Dr. Jochelson	This was an outpatient study, so we did not do any formal assessments of next day residual sedation. Those are usually confined to the sleep laboratory setting where you can standardize the timing of that assessment relative to their dosing. But in the outpatient setting there’s no way of doing that.

M. Duffy	Not any next day wakefulness or anything like that?

Dr. Jochelson	No, we didn’t assess that. Essentially it was just monitored due to the regular AE reporting as well as, you know, safety laboratory testing, etc., but none of the formal next day residual assessment parameters.

K. Cohen	In the two trials that we reported on earlier as well as our Phase 2 trials and the next trial we’ll report on with SILENORTM, those, since they all have sleep laboratory measurements, will include morning, do include morning DSST, symbol copying and visual analog.

M. Duffy	Okay. And that’ll be presented at meetings and so forth?

K. Cohen	Yeah. You can look to our recent press releases and other presentations that you can pull down off our website to see what we said about that so far.

M. Duffy	Very good. Thanks.

Operator	At this time I am showing no additional questions. Please continue with any closing remarks you may have.

K. Cohen	I want to thank everybody for joining us this morning. Today’s news is another very promising step in the development of SILENORTM for insomnia and the future of our company. I’d like to thank and acknowledge our exceptional team here at Somaxon who make all this happen and thank all of you in the investment community who have expressed their confidence and continued support.

If you have any further questions, please don’t hesitate to contact the corporate or investor relations team at Somaxon. That concludes our call today and thanks for your attention. Bye-bye.

Operator	Ladies and gentlemen, this concludes Somaxon Pharmaceuticals’ SILENORTM Phase 3 results conference call. You may now disconnect and thank you for using ACT Teleconferencing.

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